Exhibit 10.43
     This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of November 14, 2005 by and between Burger King Asia Pacific P.T.E. LTD (together with any Successor thereto, the “Company”), and Peter Tan (“Executive”).
WITNESSETH:
     WHEREAS, the Company desires to employ and secure the exclusive services of Executive on the terms and conditions set forth in this Agreement; and
     WHEREAS, Executive desires to accept such employment on such terms and conditions.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:
     l. Agreement to Employ; Commencement Date. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ Executive, and Executive hereby accepts such employment with the Company, commencing on November 14, 2005 (the “Commencement Date”).
     2. Intentionally Omitted.
     3. Term; Position and Responsibilities; Location.
     (a) Term of Employment. The Company shall employ Executive on the terms and subject to the conditions of this Agreement. Unless sooner terminated under Section 10 of this Agreement, Executive may terminate his employment under this Agreement by giving not less than thirty (30) days’ written notice delivered to the Company. Such notice shall be delivered in the manner set forth in Section 18(g) of this Agreement. The period during which Executive is employed by the Company pursuant to this Agreement shall be referred to as the “Employment Period.”
     (b) Position and Responsibilities. During the Employment Period, Executive shall serve as President, Asia Pacific and shall have such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties consistent with Executive’s title and position as the Company specifies from time to time (it being understood by the parties that, notwithstanding the foregoing, the Company is free, at any time and from time to time, to reorganize its business operations, and that Executive’s duties and scope of responsibility may change in connection with such reorganization). Executive shall devote all of his skill, knowledge, commercial efforts and business time to the conscientious and good faith performance of his duties and responsibilities for the Company to the best of his ability.
     (d) Location. During the Employment Period, Executive’s services shall be performed primarily in Singapore. However, Executive may be required to travel in and outside of Singapore as the needs of the Company’s business dictate.
     4. Base Salary. During the Employment Period, the Company shall pay Executive a base salary at an annualized rate of US$420,000 (inclusive of the 13th month payment), payable in

Singapore dollars in installments on the Company’s regular payroll dates. Executive’s salary may be subject to such merit increases as the Company may determine in its sole and exclusive discretion from time to time, based on its periodic review of Executive’s performance in accordance with the Company’s Policies (as defined in Section 11(g)). The annual base salary payable to Executive from time to time under this Section 4 shall hereinafter be referred to as the “Base Salary.”
     5. Annual Incentive Compensation. Executive shall be eligible to receive an annual bonus (“Annual Bonus”) with respect to each fiscal year ending during the Employment Period. The Annual Bonus shall be determined under the Burger King Corporation Restaurant Support Incentive Plan for salaried employees or such other annual incentive plan maintained by the Company for similarly situated employees that the Company designates, in its sole discretion (any such plan, the “Bonus Plan”), in accordance with the terms of such plan as in effect from time to time. Executive’s target bonus with respect to the 2006 fiscal year of the Company shall be sixty percent (60%) of Executive’s Base Salary, which target bonus may be increased or decreased by the Company during the Employment Period. In the case of the Annual Bonus for the 2006 fiscal year of the Company ending June 30, 2006, the amount payable to Executive for the 2006 fiscal year shall be pro-rated based on the number of months of his eligible service during the fiscal year, as determined under the Bonus Plan. The Annual Bonus for each year shall be payable in cash at the same time as bonuses are paid to other senior executives of the Company in accordance with the terms of the applicable Bonus Plan. The Bonus Plan (including Executive’s target bonus rate under such Bonus Plan) is a discretionary, non-contractual benefit, which the Company reserves the right to amend or withdraw at any time.
     6. Long-Term Incentive Compensation. (a) Executive will be eligible to receive a the following grants pursuant to the terms and conditions of the Burger King Holdings, Inc. Equity Incentive Plan or such other plan providing for equity-based incentive compensation maintained by the Company for employees at Executive’s grade level that the Company designates, in its sole discretion (any such plan, the “EIP”):
     (i) a grant of three thousand (3,000) options to purchase shares of common stock of Burger King Holdings, Inc. ( “Holdings”), which options will become vested in five (5) equal annual installments on each of the first five (5) anniversaries of the date of grant, subject in the case of each such installment, to Executive’s continuous employment with the Company from the date of grant to the applicable vesting date; and
     (ii) a grant of two thousand (2,000) restricted units with respect to the common stock of Holdings; which restricted units will become vested in two equal installments, on the six (6) month and eighteenth (18) month anniversaries of the date of grant, provided in the case of each such installment, that Executive remains in the continuous employment of the Company from the date of grant to the applicable vesting date, and generally will be settled at the time or times specified in the EIP.
     (b) The foregoing grants will be subject to the approval of the Compensation Committee of the Board of Directors of Holdings (the “Committee”) and will be made, subject to such approval, at the next regularly scheduled meeting of the Committee occurring after the Commencement Date. The options and restricted units will be subject to all applicable provisions of the EIP, including restrictions on Executive’s right to transfer such options and restricted units and the requirement that any Common Stock purchased upon exercise of the options or settlement of the restricted units be subject to the terms and conditions of a Management Shareholders Agreement.

The options and restricted units will be evidenced by award agreements in accordance with the terms of the EIP.
     (c) During the Employment Period, Executive will be eligible to participate in the EIP, in accordance with the terms and conditions of the EIP as in effect from time to time. The EIP is a discretionary, non-contractual benefit, which the Company reserves the right to amend or withdraw at any time. It is a condition of participation in the EIP that Executive shall not become entitled to any damages in respect of any rights or expectations Executive may have under the EIP by reason of his dismissal, whether lawful or not.
     7. Car Allowance. During Executive’s Employment Period, Executive will be entitled to receive a car allowance on an annualized basis in accordance with the Company’s car allowance policy for an individual in Executive’s position. This allowance is intended for the lease or purchase of a car and associated expenses with use of the car for business purposes including insurance, gasoline, licensing, and maintenance. Alternatively, at the Company’s election, the Company will make available to Executive a Company car in accordance with the Company’s car policy.
     8. Employee Benefits. During the Employment Period, Executive will be eligible to participate in the employee and executive benefit plans and programs maintained by the Company from time to time in which executives of the Company at Executive’s grade level are eligible to participate, including to the extent maintained by the Company, life, medical, dental, accidental and disability insurance plans and retirement, deferred compensation and savings plans, in accordance with the terms and conditions thereof as in effect from time to time.
     9. Expenses; Etc.
     (a) Business Travel, Lodging, etc. During the Employment Period, the Company will reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with the performance of his duties and responsibilities hereunder upon submission of evidence satisfactory to the Company of the incurrence and purpose of each such expense, provided that such expenses are permitted under the Company’s business expense reimbursement policy applicable to executives at Executive’s grade level, as in effect from time to time.
     (b) Vacation. During the Employment Period, Executive shall be entitled to vacation on an annualized basis in accordance with the Company’s vacation policy, currently five (5) weeks, without carry-over accumulation. Executive shall also be entitled to Company-designated holidays and all Singapore gazetted public holidays.
     (c) Reimbursement of Relocation Expenses. The Company will pay or reimburse Executive, in accordance with the provisions of the Company’s relocation policy applicable to its senior executives, as in effect from time to time, for the reasonable, direct expenses incurred by him in connection with relocating him from Hong Kong to Singapore, provided that Executive commences such relocation on or before July 31, 2006.
     (d) Temporary Allowances. For the period commencing on the Commencement Date and ending on the earlier of (i) July 31, 2006 and (ii) the completion of Executive’s relocation to Singapore, the Company will pay Executive (A) the cost of his monthly rental payments and management and government fees and utility expenses for Executive’s personal residence in Hong Kong (“Housing Expenses”), less a deduction of a home-country housing norm of US$2,000 per month and (B) a monthly cost of living adjustment in the amount of US$6,250 (“COLA”). The Housing

Expenses and COLA will be pro-rated based on the number of days in each calendar month that Executive remains eligible to receive such allowances, provided, however, that the Housing Expenses shall not be pro-rated for the month of November 2005.
     10. Termination of Employment.
     (a) Termination Due to Death or Disability. Executive’s employment shall automatically terminate upon Executive’s death and may be terminated by the Company due to Executive’s Disability (as defined below in this subsection (a) as provided for herein. In the event that Executive’s employment is terminated due to his Disability or death, no termination benefits shall be payable to or in respect of Executive except as provided in Section 10(f)(ii). For purposes of this Agreement, “Disability” means a physical or mental disability that prevents or would prevent the performance by Executive of his duties hereunder for a continuous period of six (6) months or longer. The determination of Executive’s Disability will (i) be made by an independent physician agreed to by the parties, or if the parties are unable to agree within ten (10) days after a request for designation by a party, by an independent physician identified by the Company’s disability insurance provider, (ii) be final and binding on the parties hereto and (iii) be based on such competent medical evidence as shall be presented to such independent physician by Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by Executive and/or the Company to advise such independent physician.
     (b) Termination by the Company for Cause. Executive’s employment may be terminated by the Company for Cause (as defined below in this subsection (b)) at any time with no notice required. In the event of a termination of Executive’s employment by the Company for Cause, no termination benefits shall be payable to or in respect of Executive except as provided in Section 10(f)(ii). For purposes of this Agreement, “Cause” means (i) a material breach by Executive of any provision of this Agreement; (ii) a material violation by Executive of any Policy (as defined in Section 17), (iii) the failure by Executive to reasonably and substantially perform his duties hereunder (other than as a result of physical or mental illness or injury); (iv) Executive’s willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company or any of its Affiliates as defined in Section 21(k); (v) Executive’s fraud or misappropriation of funds or other property or (vi) the commission by Executive of an indictable offence or other serious crime involving fraud or dishonesty, whether in connection with the Executive’s employment or otherwise; provided that in the case of any breach of clauses (i) or (iii) that is curable, no termination thereunder shall be effective unless the Company shall have given Executive notice of the event or events constituting Cause and Executive shall have failed to cure such event or events within thirty (30) business days after receipt of such notice. If, subsequent to Executive’s termination of employment hereunder Without Cause (as defined in subsection (c) below), it is determined in good faith by the Company that Executive’s employment could have been terminated for Cause, Executive’s employment shall, at the election of the Company, be deemed to have been terminated for Cause, effective as of the date of the occurrence of the events giving rise to the Cause termination. Upon such determination, the Company shall (x) immediately cease paying any termination benefits pursuant to Section 10 hereof and (y) Executive shall be obligated to immediately repay to the Company all amounts theretofore paid to Executive pursuant to Section 10. In addition, if not repaid, the Company shall have the right to set off from any amounts otherwise due to Executive any amounts previously paid pursuant to Section 10(f) (other than the Accrued Obligations, as defined in Section 10(f)(i)).
     (c) Termination Without Cause. Executive’s employment may be terminated by the Company Without Cause (as defined below in this subsection (c)) at any time by giving not less than thirty (30) days’ written notice to the Executive. In its sole discretion, the Company may terminate Executive’s employment immediately and make a payment of thirty (30) days’ Base Salary in lieu of such notice in accordance with Section 10(e)(iii) below. In the event of a termination of Executive’s employment by the Company Without Cause, no termination benefits shall be payable to or in respect of Executive except as provided in Section 10(f)(i). For purposes of this Agreement, a termination “Without Cause” shall mean a termination of Executive’s employment by the Company other than due to Executive’s death or Disability as described in Section 10(a) and other than for Cause as described in Section 10(b).
     (d) Termination by Executive. Executive may resign from his employment for any reason in the manner set out in Section 3(a). In the event of a termination of Executive’s employment by Executive’s resignation or other termination by Executive, no termination benefits shall be payable to or in respect of Executive except as provided in Section 10(f)(ii).
     (e) Notice of Termination; Date of Termination; Payment In Lieu of Notice; Garden Leave.
          (i) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than as a result of Executive’s death) shall be communicated by a written Notice of Termination addressed to the other party to this Agreement. A “Notice of Termination” shall mean a notice stating that Executive or the Company, as the case may be, is electing to terminate Executive’s employment with the Company (and thereby terminating the Employment Period), stating the proposed effective date of such termination, indicating the specific provision of this Section 10 under which such termination is being effected.
          (ii) Date of Termination. The term “Date of Termination” shall mean (i) if Executive’s employment is terminated by reason of his death, the date of his death, (ii) if Executive’s employment is terminated by reason of Executive’s resignation for any reason, the effective date of termination specified in such Notice of Termination, provided that such date shall be at least thirty (30) days after the date of Notice of Termination, and (iii) if Executive’s employment is terminated for any other reason, the effective date of termination specified in such Notice of Termination. The Employment Period shall expire on the Date of Termination.
          (iii) Payment in Lieu of Notice. The Company reserves the right, at its sole discretion, to pay Executive his Base Salary in lieu of any period of notice of termination under this Agreement.
          (iv) Garden Leave. In the event that a Notice of Termination is given by either party, the Company shall have the right to release the Executive from his responsibilities and duties under this Agreement for all or any part of the period up to the Date of Termination in its sole discretion at any time without compensation upon consumption of any accrued but unused vacation.
     (f) Payments Upon Certain Terminations.
          (i) In the event of a termination of Executive’s employment by the Company Without Cause during the Employment Period, the Company shall pay to Executive, within thirty (30) days of the Date of Termination, his (x) Base Salary through the Date of Termination, to the extent not previously paid, (y) reimbursement for any unreimbursed business expenses incurred by Executive prior to the Date of Termination that are subject to reimbursement pursuant to Section 9(a) and (z) payment for vacation time accrued as of the Date of Termination but unused (such amounts under clauses (x), (y) and (z), collectively the “Accrued Obligations”). In addition, in the event of any such termination of Executive’s employment, if Executive executes and delivers to the Company a Separation Agreement and General Release substantially in the form approved by the Company, Executive shall be entitled to the following payments and benefits:
          (A) continued payments of Base Salary, payable in installments in accordance with the Company’s regular payroll policies, for the period beginning on the Date of Termination and ending on the one (1) year anniversary of the Date of Termination (the “Severance Period”), such amount to be inclusive of any payments made in lieu of any period of notice of termination under this Agreement in accordance with Section 10(e)(iii) above;
          (B) a portion of Executive’s Annual Bonus for the fiscal year of the Company during which Executive was employed that includes the Date of Termination, such portion to equal the product (such product, the “Pro-Rata Bonus”) of (1) the Annual Bonus that would have been payable to Executive for such fiscal year had Executive remained employed for the entire fiscal year, determined based on the extent to which the Company actually achieves the performance goals established for it for such year and otherwise in accordance with the terms of the Bonus Plan, multiplied by (2) a fraction, the numerator of which is equal to the number of days in such fiscal year that precede the Date of Termination and the denominator of which is equal to 365, such amount to be payable to Executive within five (5) business days following the date (the “Bonus Payment Date”) annual bonuses for such fiscal year are actually paid by the Company to its active executives;
          (C) continued coverage during the Severance Period under the Company’s medical and dental insurance plans referred to in Section 8 for Executive and his eligible dependents participating in such plans immediately prior to the Date of Termination, subject to timely payment by Executive of all premiums, contributions and other co-payments required to be paid by active senior executives of the Company under the terms of such plans as in effect from time to time; and
          (D) at the discretion of the Company, the services of an outplacement agency as selected by and for such period of time as determined by the Chief Human Resources Officer of Burger King Corporation.
     Executive shall not have a duty to mitigate the costs to the Company under this Section 10(f)(i), nor shall any payments from the Company to Executive of Base Salary or Pro Rata Bonus be reduced, offset or canceled by any compensation or fees earned by (whether or not paid currently) or offered to Executive during the Severance Period by a subsequent employer or other Person (as defined in Section 21(k) below) for which Executive performs services, including but not limited to consulting services. The foregoing notwithstanding, should Executive receive or be offered health or medical benefits coverage during the Severance Period by a subsequent employer or Person for whom Executive performs services, Executive shall notify the Company of this within seven (7) business days of such receipt or offer, as applicable, and all similar health and medical benefits coverage provided by the Company to Executive shall terminate as of the effective date of such new coverage.
          (ii) If Executive’s employment shall terminate upon his death or if the Company shall terminate Executive’s employment for Cause or due to Executive’s Disability or Executive shall resign from his employment or otherwise terminate his employment, in any such case during the Employment Period, the Company shall pay to Executive (or, in the event of Executive’s death, to his estate) the Accrued Obligations within 30 days following the Date of Termination, provided that in the event of Executive’s death, the said thirty (30)-day period for making such payment shall commence from the date of production to the Company of such evidence or information in respect of the Executive’s estate as the Company may require. In addition, if

Executive’s employment shall terminate upon his death or be terminated by the Company due to Executive’s Disability during the Employment Period, the Company shall pay to Executive (or, in the event of Executive’s death, to his estate) the Pro Rata Bonus, if any, in one (1) lump sum within five (5) business days following the Bonus Payment Date for the fiscal year of the Company that includes the Date of Termination.
          (iii) Except as specifically set forth in this Section 10(f), no termination benefits shall be payable to or in respect of Executive’s employment with the Company or its Affiliates.
     (g) Resignation upon Termination. Effective as of any Date of Termination under this Section 10 or otherwise as of the date of Executive’s termination of employment with the Company, Executive shall resign, in writing, from all Board memberships and other positions then held by him, or to which he has been appointed, designated or nominated, with the Company and its Affiliates.
     11. Restrictive Covenants. Each of the Company and Executive agrees that the Executive will have a prominent role in the management of the business, and the development of the goodwill, of the Company and its Affiliates, and will establish and develop relations and contacts with the principal franchisees, customers and suppliers of the Company and its Affiliates throughout the Asia Pacific region, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company and its Affiliates. In addition, Executive recognizes that he will have access to and become familiar with or exposed to Confidential Information (as such term is defined below), in particular, trade secrets, proprietary information, customer lists, and other valuable business information of the Company pertaining or related to the quick service restaurant business. Executive agrees that Executive could cause grave harm to the Company if he, among other things, worked for the Company’s competitors, or solicited the Company’s employees away from the Company or solicited the Company’s franchisees upon the termination of Executive’s employment with the Company or misappropriated or divulged the Company’s Confidential Information, and that as such, the Company has legitimate business interests in protecting its good will and Confidential Information, and, as such, these legitimate business interests justify the following restrictive covenants:
     (a) Confidentiality.
     (i) Executive acknowledges and agrees that the terms of this Agreement, including all addendums and attachments hereto, are confidential. Executive agrees not to disclose any information contained in this Agreement, to anyone, other than to Executive’s lawyer, financial advisor or immediate family members. If Executive discloses any information contained in this Agreement to his lawyer, financial advisor or immediate family members as permitted herein, Executive agrees to immediately tell each such individual that he or she must abide by the confidentiality restrictions contained herein and keep such information confidential as well.
     (ii) Executive agrees that during his employment with the Company and thereafter, Executive will not, directly or indirectly (A) disclose any Confidential Information to any Person (other than, only with respect to the period that Executive is employed by the Company, to an employee of the Company who requires such information to perform his or her duties for the Company), or (B) use any Confidential Information for Executive’s own benefit or the benefit of any third party. “Confidential Information” means confidential, proprietary or commercially sensitive information relating to (Y) the Company or its Affiliates, or members of their respective management or boards or (Z) any third parties who do business with the Company or its Affiliates, including franchisees and suppliers. Confidential Information includes, without limitation, marketing plans, business plans, financial information and records, operation methods, personnel information, drawings, designs, information regarding product development, other commercial or business information and any other information not available to the public generally. The foregoing obligation shall not apply to any Confidential Information that has been previously disclosed to the public or is in the public domain (other than by reason of a breach of Executive’s obligations to hold such Confidential Information confidential). If Executive is required or requested by a court or governmental agency to disclose Confidential Information, Executive must notify the General Counsel of the Company of such disclosure obligation or request no later than three (3) business days after Executive learns of such obligation or request, and permit the Company to take all lawful steps it deems appropriate to prevent or limit the required disclosure.
     (b) Conflicts of Duty. Executive agrees that during his employment with the Company, (i) Executive shall devote all of his skill, knowledge, commercial efforts and business time to the conscientious and good faith performance of his duties and responsibilities to the Company to the best of his ability and Executive shall not, directly or indirectly, be employed by, render services for, engage in business with or serve as an agent or consultant to any Person other than the Company, and (ii) Executive shall not directly or indirectly engage in any activities that are competitive with or detrimental to any business conducted by the Company and Executive shall not, directly or indirectly, become employed by, render services for, engage in business with, serve as an agent or consultant to, or become a partner, member, principal, stockholder or other owner of, any Person that engages in the quick serve restaurant business (the “Business”), provided that Executive shall be permitted to hold one percent or less interest in the equity or debt securities of any publicly traded company.
     (c) Non-Solicitation. During the period of Executive’s employment with the Company, Executive shall not, directly or indirectly, by himself or through any third party, whether on Executive’s own behalf or on behalf of any other Person, (i) solicit or induce or endeavor to solicit or induce, divert, employ or retain, (ii) interfere with the relationship of the Company or any of its Affiliates with, or (iii) attempt to establish a business relationship with (A) any Person who is or was (during Executive’s employment with the Company) an employee (“Employee”) or engaged by the Company to provide services to it (“Service Provider”) or (B) any Person who is or was (during Executive’s employment with the Company), a franchisee of the Company or any of its Affiliates (“Franchisee”).
     (d) Post-Termination Covenants. Since Executive is likely to obtain in the course of his employment with the Company Confidential Information as defined in Section 11 herein, Executive shall, in addition to the restrictions contained in Sections 12 and 13 above, be bound by the following restrictions following the termination of Executive’s Employment (irrespective of the cause or manner of termination):
          (i) during the Restriction Period (as such term is defined below), Executive will not, without the Company’s prior written consent, directly or indirectly engage in any activities, or be employed in, render services for, serve as agent of or consultant to, any business, within Singapore, China, Hong Kong, Korea, Japan, Taiwan and Australia (the “Prohibited Area”) or any part thereof in competition with or detrimental to the Business;
          (ii) during the Restriction Period, Executive will not, without the Company’s prior written consent, directly or indirectly engage in business for Executive’s own account either alone or as a partner, member, principal, stockholder or other owner of any Person, or be concerned as a director for any Person, which is engaged in any business within the Prohibited Area or any part thereof in competition with or detrimental to the Business;
          (iii) during the one (1) year period following the Date of Termination, Executive will not, without the Company’s prior written consent, within the Prohibited Area or any part thereof, directly or indirectly, by himself or through any third party, whether on Executive’s own behalf or on behalf of any other Person:
          (A) solicit or endeavour to solicit in competition with the Business, the employment or services of an Employee, Service Provider or Franchisee; or
          (B) interfere with the relationship of the Company or any of its Affiliates with an Employee, Service Provider or Franchisee; or
          (C) attempt to establish a business relationship with an Employee, Service Provider or Franchisee.
     For purposes of this Agreement, “Restricted Period” shall mean the Severance Period or if there is no Severance Period due to the fact that Executive is ineligible to receive benefits under the applicable severance plan, the period of time that would have been used to calculate such severance benefits had Executive been eligible.
     While the restrictions described in Section 11(b)-(d) are considered by the parties to be reasonable in all the circumstances it is agreed that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the Company’s legitimate interest but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in any particular manner then the said restrictions shall apply with such deletions, restrictions or limitations as the case may be.
     (e) Work Product. Executive agrees that all of Executive’s work product (whether created solely or jointly with others) created in connection with Executive’s employment with the Company (“Work Product”) shall vest in and be the sole and exclusive property of the Company and made in pursuance of the terms of your employment in the Company, and in the course of your normal duties as employee of the Company. In the event that any such Work Product does not for any reason vest in the Company or is deemed not to be the sole and exclusive property of the Company notwithstanding the foregoing provision, Executive hereby irrevocably assigns, transfers and conveys to the Company, exclusively and perpetually, all right, title and interest which he may have or acquire in and to such Work Product throughout the world. The Company and its Affiliates or their designees shall have the exclusive right to make full and complete use of, and make changes to all Work Product without restrictions or liabilities of any kind, and Executive shall not have the right to use any such materials, other than within the legitimate scope and purpose of Executive’s employment with the Company. Executive shall promptly disclose to the Company the creation or existence of any Work Product and shall take whatever additional lawful action may be necessary, and sign whatever documents the Company may require, in order to secure and vest in the Company or its designee all right, title and interest in and to all Work Product and any industrial or intellectual property rights therein (including full cooperation in support of any Company applications for patents and copyright or trademark registrations). Executive agrees to make no claim against the Company with respect to the matters referred to above in this Section 11(e).

     (f) Return of Company Property. In the event of termination of Executive’s employment for any reason, Executive shall return to the Company all of the property of the Company and its Affiliates, including without limitation all materials or documents containing or pertaining to Confidential Information, and including without limitation, any company car, all computers (including laptops), cell phones, keys, PDAs, Blackberries, credit cards, facsimile machines, televisions, card access to any Company building, customer lists, computer disks, reports, files, e-mails, work papers, Work Product, documents, memoranda, records and software, computer access codes or disks and instructional manuals, internal policies, and other similar materials or documents which Executive used, received or prepared, helped prepare or supervised the preparation of in connection with Executive’s employment with the Company. Executive agrees not to retain any copies, duplicates, reproductions or excerpts of such material or documents.
     (g) Compliance With Company Policies. During Executive’s employment with the Company, Executive shall be governed by and be subject to, and Executive hereby agrees to comply with, all Company policies, procedures, rules and regulations applicable to employees generally or to employees at Executive’s grade level, including without limitation, the Burger King Code of Business Ethics and Conduct, in each case, as they may be amended from time to time in the Company’s sole discretion (collectively, the “Policies”).
     12. Reasonableness/Survival of Covenants. Executive acknowledges and agrees that the restrictions and obligations imposed on Executive pursuant to Section 11 above are reasonable and necessary for the protection of the Company, and waive any and all defenses to the strict enforcement thereof. Executive and the Company acknowledge and agree that the restrictions and obligations contained in Section 11 above shall survive termination of this Agreement and of his employment hereunder and will continue to apply notwithstanding the reason or manner of termination.
     13. Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that a breach by Executive of any provision of Section 11 is a material breach of this Agreement and that remedies at law may be inadequate to protect the Company and its Affiliates in the event of such breach, and, without prejudice to any other rights and remedies otherwise available to the Company, Executive agrees to the granting of injunctive relief in the Company’s favor in connection with any such breach or violation without proof of irreparable harm, plus attorneys’ fees and costs to enforce these provisions. Executive further acknowledges and agrees that the Company’s obligations to pay Executive any amount or provide Executive with any benefit or right pursuant to Section 10 is subject to Executive’s compliance with Executive’s obligations under Section 11, and that in the event of a breach by Executive of any of Section 11, the Company shall immediately cease paying such benefits and Executive shall be obligated to immediately repay to the Company all amounts theretofore paid to Executive pursuant to Section 10. In addition, if not repaid, the Company shall have the right to set off from any amounts otherwise due to Executive any amounts previously paid pursuant to Section 10(f) (other than the Accrued Obligations). Executive further agrees that the foregoing is appropriate for any such breach inasmuch as actual damages cannot be readily calculated, the amount is fair and reasonable under the circumstances, and the Company would suffer irreparable harm if any of these Sections were breached. All disputes not relating to any request or application for injunctive relief in accordance with this Section 13 shall be resolved by arbitration in accordance with Section 18(b).
     14. Data Protection/Data Privacy. (a) Executive acknowledges that the Company, directly or through the Company’s Affiliates, collects and processes data (including personal sensitive data and information retained in email) relating to him. Executive hereby consents to such collection and processing and further agree to execute the Burger King Corporation Employee Consent to Collection and Processing of Personal Information, a copy of which is attached to this Agreement.
     (b) To ensure regulatory compliance and for the protection of its workers, customers, suppliers and business, the Company reserves the right to monitor, intercept, review and access telephone logs, internet usage, voicemail, email and other communication facilities provided by the Company which Executive may use during Executive’s employment with us. The Company will use this right of access reasonably, but it is important that Executive is aware that all communications and activities on the Company’s equipment or premises cannot be presumed to be private.
     15. Assumption of Agreement. The Company shall require any Successor thereto, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
     16. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other Person and those contained in any prior employment, consulting or similar agreement, including the Offer Letter dated November 2, 2005 from the Company to Executive, entered into by Executive and the Company or any predecessor thereto or Affiliate thereof) are merged herein and superseded hereby.
     17. Survival. The following Sections shall survive the termination of Executive’s employment with the Company and of this Agreement: 10(f), 11, 12, 13, 14 and 18.
     18. Miscellaneous.
     (a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its Successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be transferable or assignable by any party hereto without the prior written consent of the other parties hereto, provided, however, that the Company may effect such transfer and/or assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means) to another entity.
     (b) Arbitration. The Company and Executive agree that any dispute or controversy arising under or in connection with this Agreement shall be resolved by final and binding arbitration before the Singapore International Arbitration Centre in Singapore (“SIAC”). The arbitration shall be conducted in accordance with the Arbitration Rules of the SIAC for the time being in force, which rules are deemed to be incorporated by reference in this Section. The arbitration shall be held in Singapore. The dispute shall be heard and determined by one arbitrator selected from a list of arbitrators not exceeding fifteen (15) furnished by the Chairman of the SIAC whose decision in compiling the list shall not be challenged by the parties. If the parties cannot agree upon a mutually acceptable arbitrator from the list, each party shall number the names in order of preference and return the list to the Chairman of the SIAC within ten (10) days from the date of the list. A party may strike a name from the list only for such conflict of interest, which would prevent the person named in the list from acting as an arbitrator in the contemplated arbitration. The name on the list receiving the highest ranking by the parties shall be selected. In the event of a tie, the parties shall rank the tied names while disregarding the other names. The higher ranked name (if there are two tied names) or highest ranked name (if there are more than two tied names) in the second ranking exercise shall be selected as arbitrator. If the second ranking process does not produce a higher or highest-ranking name, the Chairman shall appoint the arbitrator from between or amongst the tied names and his decision shall be final. The arbitration shall not impair either party’s right to request injunctive or other equitable relief in accordance with Section 13 of this Agreement.
     (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Singapore without reference to principles of conflicts of laws, and subject to Section 18(b) above, any disputes arising hereunder shall be subject to the exclusive jurisdiction of the Courts of Singapore.
     (d) Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, and other withholdings and deductions, as shall be required by law.
     (e) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing by the Company and Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.
     (f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
     (g) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A)	If to the Company, to it in care of: Burger King Corporation 5505 Blue Lagoon Drive Miami, Florida 33126-2029 Attention: Chief Human Resources Officer Telephone: 305-378-3755 Facsimile: 305-378-3189

and Attention: General Counsel Telephone: 305-378-7913 Facsimile: 305-378-7112
          (B) if to Executive, to his residential address as currently on file with the Company.
     (h) Voluntary Agreement; No Conflicts. Executive represents that he is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by Executive of any agreement to which he is a party or by which he or his properties or assets may be bound.
     (i) Counterparts/Facsimile. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
     (j) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.
     (k) Certain other Definitions.
     “Affiliate”: with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of any such Person.
     “Control” (including, with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”): with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Person”: any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.
     “Subsidiary”: with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing fifty percent (50%) or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.
     “Successor”: of a Person means a Person that succeeds to the first Person’s assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.
     IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives, and Executive has hereunto set his hand, in each case effective as of the date first above written.

BURGER KING ASIA PACIFIC P.T.E. LTD by Burger King Corporation, its sole shareholder
By:	/s/ Greg Brenneman
	Name:	Greg Brenneman
	Title:	Chief Executive Officer

Executive
/s/ Peter Tan